Exhibit 99.1

COPANO ENERGY, L.L.C. ANNOUNCES SATISFACTION

AND DISCHARGE AND RELATED REDEMPTION OF

7.75% SENIOR NOTES DUE 2018

HOUSTON, (May 1, 2013) — Copano Energy, L.L.C. (the Company) announced today that it and its wholly owned subsidiary, Copano Energy Finance Corporation (together, the Issuers), have satisfied and discharged their outstanding 7.75% Senior Notes due 2018 (CUSIP No. 217203AD0) (the Notes) in accordance with the terms and conditions of the indenture governing the Notes.

The satisfaction and discharge involves the redemption of the Notes on June 1, 2013 (the Redemption Date) , at a redemption price of $1,038.75 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to the Redemption Date, and the irrevocable deposit in trust by the Issuers with U.S. Bank National Association, the trustee under the indenture governing the Notes, of $268,863,187.50, such amount being sufficient to pay the aggregate redemption payment on the Redemption Date.

A notice of redemption is being sent to all currently registered holders of the Notes by the trustee, U.S. Bank National Association.  Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from U.S. Bank National Association by calling toll free 1-800-934-6802.

Payment of the redemption price will be made on or after June 1, 2013, upon presentation and surrender of the Notes by mail to U.S. Bank, Corporate Trust Services, P.O. Box 64111, St. Paul, MN 55164-0111 or by hand or overnight delivery to U.S. Bank, Corporate Trust Services, 60 Livingston Ave., 1st Floor — Drop Box Window, St. Paul, MN 55107.  Interest on the Notes will cease to accrue on and after the Redemption Date and the only remaining right of the holders thereof is to receive the redemption payment upon surrender to U.S. Bank National Association of the Notes.

About Copano Energy, L.L.C.

Copano Energy, L.L.C. is a midstream natural gas company with operations in Texas, Oklahoma and Wyoming.  On May 1, 2013, Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and Copano completed the previously announced merger pursuant to which Copano became a wholly owned subsidiary of KMP.  For more information, please visit www.copano.com or www.kindermorgan.com.

CONTACTS

Media Relations	Investor Relations
Emily Mir	713-369-9490
(713) 369-8060	km_IR@kindermorgan.com
emily_mir@kindermorgan.com	www.kindermorgan.com

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